Exhibit 99.1

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

INVESTOR INFORMATION

For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Commentary & Highlights

Market Conditions

•                  In its third quarter Dallas Office Report, Cushman & Wakefield noted that demand by service companies has led to an increase in the Dallas market’s occupancy and that its office market fundamentals remain active. However, office sales activity has dropped 50 percent compared to sale activity during the third quarter of 2007. Three of the Fund’s five investments are located in the Dallas area.

Fund

•

The Fund’s five-property portfolio maintained its strong overall occupancy of 93.6 percent for its 236,000 square feet of space, as of September 30, 2008. We reported in the first quarter of 2008 that two tenants vacated their space at Parkway Vista upon the expiration of their leases, and we continue to actively pursue tenants for the 33,500 rentable square feet of Parkway Vista, which is 55 percent occupied, with approximately 15,000 square feet currently available for lease.

•

Leasing activity in most sectors of the north Dallas market remains strong. Based on historical leasing trends, current market conditions, and the leasing activity we have experienced over the past 45 to 60 days, we are cautiously optimistic that Parkway Vista will return to stabilized occupancy by year end 2009. We have currently signed a lease agreement with a tenant for approximately 4,750 square feet and are currently in lease negotiations with another tenant for approximately 2,150 square feet. Property Portfolio & Research reported that activity in this large office submarket is lively and that it should experience an increase in demand over the next few years.

•	Investors continue to receive distributions at a 6 percent annualized rate, based upon a $10 per unit purchase price.

Financial Statements

•                  Rental revenue was $1,059,000 during the third quarter of 2008, as compared to $1,073,000 during the third quarter of 2007. The decrease was primarily attributed to the expiration of two leases at Parkway Vista during first quarter of 2008 and was partially offset by higher billings of common area maintenance to tenants.

•                  Net operating income (NOI) during the second quarter of 2008 was $611,000, as compared to $613,000 for the third quarter of 2007. The decrease was primarily a result of decreased rental revenues offset by a decrease in property operating expenses.

•                  The third quarter ended with a net income of $136,000, as compared to $301,000 during the same quarter the previous year as a result of the following factors:

•	A decline of $63,000 in interest income was primarily due to lower interest rates earned on monies that were held in an escrow account from the sale of the Northpoint property.

•	A decrease in rental revenues was the result of lower occupancy due to the expiration of leases for two tenants at Parkway Vista.

•

During the third quarter of 2008, general and administrative expenses increased by $47,000 primarily due to an increase in audit fees and administrative services. Management expects to work aggressively to reduce the general and administrative expenses.

Some numbers have been rounded for presentation purposes.

Consolidated Statements of Operations

	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
(in thousands, except per unit amounts)	Sep. 30, 2008	Sep. 30, 2007	Sep. 30, 2008	Sep. 30, 2007

Rental revenue	$1,059	$1,073	$2,971	$3,134

Expenses

Property operating expenses	235	255	651	602

Real estate taxes	177	168	563	562

Property and asset management fees	73	72	212	216

General and administrative	113	66	402	314

Depreciation and amortization	357	388	1,102	1,173

Total expenses	955	949	2,930	2,867

Interest income	36	99	132	284

Gain on sale of asset	-	82	-	82

Income before income taxes	140	305	173	633

Provision for income taxes	4	4	11	11

Income from continuing operations	136	301	162	622

Income from discontinued operations	-	-	-	5

Net income	$136	$301	$162	$627

Allocation of net income:

Net income allocated to general partners	$-	$-	$-	$-

Net income allocated to limited partners	$136	$301	$162	$627

Weighted average number of limited partnership units outstanding	4,275	4,309	4,294	4,309

Net income per limited partnership unit - basic and diluted

Income from continuing operations	$0.03	$0.07	$0.04	$0.14

Income from discontinuing operations	-	-	-	-

Basic and diluted net income per limited partnership unit	$0.03	$0.07	$0.04	$0.14

Net Operating Income (NOI)

Rental revenue	$1,059	$1,073	$2,971	$3,134

Operating expenses

Property operating expenses	235	255	651	602

Real estate taxes	177	168	563	562

Property and asset management fees	73	72	212	216

Less: Asset management fees	(37)	(35)	(103)	(104)

Total operating expenses	448	460	1,323	1,276

Net operating income(1)	$611	$613	$1,648	$1,858

Reconciliation of NOI to Net Income

Net operating income(1)	$611	$613	$1,648	$1,858

Less: General & administrative	(113)	(66)	(402)	(314)

Depreciation & amortization	(357)	(388)	(1,102)	(1,173)

Asset management fees	(37)	(35)	(103)	(104)

Provision for income taxes	(4)	(4)	(11)	(11)

Add: Interest income	36	99	132	284

Gain on sale of asset	-	82	-	82

Income from discontinued operations	-	-	-	5

Net income	$136	$301	$162	$627

Consolidated Balance Sheets

(in thousands, except unit amounts)	Sep. 30, 2008	Dec. 31, 2007

Assets

Real estate

Land	$5,682	$5,682

Buildings and improvements, net	15,327	15,873

Total real estate	21,009	21,555

Cash and cash equivalents	6,259	7,614

Accounts receivable, net	393	367

Prepaid expenses and other assets	52	44

Lease intangibles, net	2,807	3,412

Total assets	$30,520	$32,992

Liabilities and partners’ capital

Liabilities

Accounts payable	$11	$5

Payables to related parties	82	25

Acquired below-market leases, net	145	210

Distributions payable	211	220

Accrued liabilities	801	1,147

Total liabilities	1,250	1,607

Partners’ capital

Limited partners, 44,000,000 units authorized; 4,275,187 units and 4,309,444 units issued and outstanding at September 30, 2008 and December 31, 2007, respectively	29,269	31,384

General partners	1	1

Total partners’ capital	29,270	31,385

Total liabilities and partners’ capital	$30,520	$32,992

Consolidated Statements of Cash Flows

	9 mos. ended	9 mos. ended
(in thousands)	Sep. 30, 2008	Sep. 30, 2007

Cash flows from operating activities

Net income	$162	$627

Adjustments to reconcile net income to net cash
flows provided by operating activities:

Depreciation and amortization	1,085	1,155

Gain on sale of asset	-	(82)

Change in accounts receivable	(23)	102

Change in prepaid expenses and other assets	(8)	(39)

Additions of lease intangibles	(1)	(42)

Change in accounts payable	5	59

Change in payables to related parties	57	(19)

Change in accrued liabilities	(346)	(689)

Cash provided by operating activities	931	1,072

Cash flows from investing activities

Purchases of property and equipment	-	(21)

Proceeds from sale of asset	-	125

Cash provided by investing activities	-	104

Cash flows from financing activities

Distributions	(1,943)	(1,941)

Redemption of limited partnership units	(343)	-

Change in restricted cash	-	5,895

Cash (used in) provided by financing activities	(2,286)	3,954

Net change in cash and cash equivalents	(1,355)	5,130

Cash and cash equivalents at beginning of period	7,614	2,643

Cash and cash equivalents at end of period	$6,259	$7,773

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of September 30, 2008, and December 31, 2007, our unaudited, consolidated results of operations as of September 30, 2008 and September 30, 2007 and cash flows for the period ended September 30, 2008. A copy of the Partnership’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Partnership at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Mid-Term Value Enhancement Fund I LP (which may be referred to as the “Fund,” the “Partnership,” “we,” “us,” or “our”) and our subsidiaries, our anticipated improvements to, and disposition of, properties, amounts of anticipated cash distributions to our investors in the future, and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

These forward-looking statements are subject to various risks and uncertainties, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, that could cause our actual results to differ materially from those projected in any forward-looking statement we make. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.

1 Net operating income (NOI), a non-GAAP financial measure, is defined as net income, computed in accordance with GAAP, generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization, income taxes, and the sale of assets. Management believes that NOI provides an accurate measure of the Partnership’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of NOI to GAAP net income has been provided.

15601 Dallas Parkway, Suite 600 Addison, TX 75001 866.655.3600 Date Published 12/08 • IN • 402180 © 2008 Behringer Harvard	FIRST-CLASS MAIL US POSTAGE PAID ADDISON,TX PERMIT NO. 36